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                     [LETTERHEAD OF GIBSON, DUNN & CRUTCHER LLP)

                                   December 5, 1997




(213) 229-7000                                                     C 46196-00002


Burke Industries, Inc.
2250 South Tenth Street
San Jose, California  95112

    Re: BURKE INDUSTRIES, INC. -- REGISTRATION STATEMENT ON FORM S-4 (REG. NO. 333-36675)

Ladies and Gentlemen:

    We have acted as special counsel for Burke Industries, Inc., a California corporation (the "Company"), in connection with the registration by the Company of up to $110,000,000 aggregate principal amount of the Company's 10% Senior Subordinated Notes due 2007 (the "New Notes") on Form S-4 Registration Statement No. 333-36675 (the "Registration Statement") under the Securities Act of 1933, as amended. The New Notes will be offered in exchange for a like principal amount of the Company's 10% Senior Subordinated Notes due 2007 (the "Old Notes") pursuant to that certain Registration Rights Agreement, dated as of August 20, 1997, by and among the Company, three of the Company's subsidiaries, Burke Flooring Products, Inc., a California corporation, Burke Custom Processing, Inc., a California corporation, and Burke Rubber Company, Inc., a California corporation (the "Subsidiary Guarantors"), and NationsBanc Capital Markets, Inc. (the "Registration Rights Agreement"). The Registration Rights Agreement was executed in connection with the private placement of the Old Notes.

    We have also acted as special counsel for the Subsidiary Guarantors in connection with the registration of the guarantees of the New Notes by the Subsidiary Guarantors under the Registration Statement (the "Guarantees").

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Burke Industries, Inc.
December 5, 1997
Page 2


    The New Notes will be issued pursuant to that certain Indenture dated as of August 20, 1997, by and among the Company, the Subsidiary Guarantors, and United States Trust Company of New York, N.A., as Trustee (the "Indenture").

    We are familiar with the actions taken and to be taken by the Company and the Subsidiary Guarantors in connection with the offering of the New Notes and the issuance of the Guarantees. On the basis of such knowledge and such investigation as we have deemed necessary, we are of the opinion that: (i) the New Notes have been duly authorized by the Company and, when issued in exchange for the Old Notes pursuant to the terms of the exchange offer described in the Registration Statement and the Indenture, will be validly issued and will constitute legal and binding obligations of the Company; and (ii) the Guarantees have been duly authorized by the Subsidiary Guarantors and, when issued along with the New Notes in accordance with the terms of the Indenture, will be validly issued and will constitute the legal and binding obligations of the Subsidiary Guarantors. Our opinions are subject to limitations imposed by
(i) applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors' rights generally, including, without limitation the effect of statutory or other laws regarding fraudulent conveyances or transfers or preferential transfers or (ii) general principles of equity, whether considered at law or at equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing.

    We hereby consent to the filing of this opinion as an exhibit to Registration Statement No. 333-36675 and to the reference to this firm under the heading "Legal Matters" contained in the prospectus that forms a part of the Registration Statement.


                             Very truly yours,


                             GIBSON, DUNN & CRUTCHER LLP